Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS RECEIVES NOTICE OF PARAGRAPH IV CERTIFICATION
AGAINST PATENTS FOR ZEGERID CAPSULES
SAN DIEGO (August 7, 2007) — Santarus, Inc. (Nasdaq: SNTS), a specialty pharmaceutical company, today announced that it and its licensor, the University of Missouri, have received a Paragraph IV Certification Notice from Par Pharmaceutical, Inc. advising of the submission of an Abbreviated New Drug Application (ANDA) for omeprazole and sodium bicarbonate capsules, 20 mg/1100 mg and 40 mg/1100 mg.
Par’s certification letter sets forth allegations that U.S. Patent Nos. 6,645,988; 6,489,346; and 6,699,885; each of which is listed in the Orange Book for ZEGERID® Capsules, are invalid, unenforceable and/or will not be infringed by Par’s manufacture, use, or sale of the product for which the ANDA is submitted. The expiration date for these patents is July 2016.
Santarus has 45 days to commence a patent infringement lawsuit against Par that would automatically stay, or bar, the U.S. Food and Drug Administration (FDA) from approving Par’s ANDA for 30 months or until a district court decision that is adverse to Santarus, whichever may occur earlier.
Santarus is evaluating the details of the Paragraph IV Notice certification from Par and continues to have full confidence in the intellectual property protecting ZEGERID.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the results of any proceedings related to the Paragraph IV Certification Notice from Par; Santarus’ ability to expand or maintain the scope and validity of patent protection for its ZEGERID products and immediate-release technology and its ability to commercialize its ZEGERID products without infringing the patent rights of others; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
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